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                                                                    EXHIBIT 99.2

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                         NOTICE OF GUARANTEED DELIVERY
                                       OF
                           14% SERIES B SENIOR NOTES DUE 2004

    As set forth in the Prospectus dated February __, 1997 (the "Prospectus"), of Heartland Wireless Communications, Inc. (the "Company") under the caption "The Exchange Offer--Guaranteed Delivery Procedures," this form must be used to accept the Company's offer to exchange its 14% Series B Senior Notes due 2004 (the "New Notes") for an equal principal amount of its 14% Senior
Notes due 2004 (the "Old Notes"), by Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent's Message (as defined in the Prospectus) and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date. This form must be delivered by an Eligible Institution by mail or hand delivery or transmitted, via facsimile, to the Exchange Agent at its address set forth below not later than the Expiration Date. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

                             THE EXCHANGE AGENT IS:
                             BANKERS TRUST COMPANY

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
              BY MAIL:                              BY HAND:                   BY OVERNIGHT MAIL OR COURIER:
    BT Services Tennessee, Inc.              Bankers Trust Company              BT Services Tennessee, Inc.
        Reorganization Unit             Corporate Trust and Agency Group      Corporate Trust and Agency Group
          P.O. Box 292737                  Receipt & Delivery Window                Reorganization Unit
      Nashville, TN 37229-2737           123 Washington St., 1st Floor            648 Grassmere Park Road
                                               New York, NY 10006                   Nashville, TN 37211
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                             FOR INFORMATION CALL:
                                 (800) 735-7777
                            Confirm: (615) 835-3572
                           Facsimile: (615) 835-3701


    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Ladies and Gentlemen:

    The undersigned hereby tenders for exchange to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer--Guaranteed Delivery Procedures."

    The undersigned understands and acknowledges that the Exchange Offer will expire at 5:00 p.m., New York City time, on March __, 1997, unless extended by the Company. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March __, 1997, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    All authority conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death, incapacity or dissolution of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the undersigned's heirs, personal representatives, successors and assigns.